Exhibit 99.02
Page 1
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended September		Year-To-Date September
Net Income–As Reported (See Notes)	2023	2022	2023	2022
Traditional Electric Operating Companies	$1,419	$1,445	$2,852	$3,256
Southern Power	100	95	288	265
Southern Company Gas	82	83	475	516
Total	1,601	1,623	3,615	4,037
Parent Company and Other	(179)	(151)	(494)	(426)
Net Income–As Reported	$1,422	$1,472	$3,121	$3,611

Basic Earnings Per Share[1]	$1.30	$1.36	$2.86	$3.38
Average Shares Outstanding (in millions)	1,092	1,082	1,092	1,070
End of Period Shares Outstanding (in millions)			1,091	1,089

Non-GAAP Financial Measures	Three Months Ended September		Year-To-Date September
Net Income–Excluding Items (See Notes)	2023	2022	2023	2022
Net Income–As Reported	$1,422	$1,472	$3,121	$3,611
Less:
Estimated Loss on Plants Under Construction[2]	(166)	62	(171)	7
Tax Impact	42	(16)	43	(2)
Acquisition and Disposition Impacts[3]	(2)	14	(2)	19
Tax Impact	1	—	1	(2)
Loss on Extinguishment of Debt[4]	—	—	(5)	—
Tax Impact	—	—	1	—
Estimated Loss on Qualifying Infrastructure Plant[5]	—	—	(38)	—
Tax Impact	—	—	10	—
Net Income–Excluding Items	$1,547	$1,412	$3,282	$3,589

Basic Earnings Per Share–Excluding Items	$1.42	$1.31	$3.01	$3.35
- See Notes on the following page.

Exhibit 99.02

Southern Company
Financial Highlights

Notes
(1)Dilution is not material in any period presented. Diluted earnings per share was $1.29 and $2.84 for the three and nine months ended September 30, 2023, respectively, and was $1.35 and $3.36 for the three and nine months ended September 30, 2022, respectively.
(2)Earnings for the three and nine months ended September 30, 2023 include a charge of $160 million pre tax ($120 million after tax), and earnings for the three and nine months ended September 30, 2022 include a net credit of $70 million pre tax ($52 million after tax) and $18 million pre tax ($13 million after tax), respectively, for estimated probable losses on Georgia Power Company's construction of Plant Vogtle Units 3 and 4. Further charges may occur; however, the amount and timing of any such charges are uncertain. Earnings for the three and nine months ended September 30, 2023 and 2022 also include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Mississippi Power Company expects to incur additional pre-tax period costs to complete dismantlement of the abandoned gasifier-related assets and site restoration activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, net of salvage, totaling approximately $15 million annually through 2025.
(3)Earnings for the three and nine months ended September 30, 2022 include a $14 million pre-tax ($11 million after-tax) gain as a result of the early termination of the transition services agreement related to the 2019 sale of Gulf Power. Further impacts may result from future acquisition and disposition activities; however, the amount and timing of any such impacts are uncertain.
(4)Earnings for the nine months ended September 30, 2023 include costs associated with the extinguishment of debt at Southern Company. Similar transaction costs may occur in the future at Southern Company or one of its unregulated subsidiaries; however, the amount and timing of any such costs are uncertain.
(5)Earnings for the nine months ended September 30, 2023 include a charge of $38 million pre tax ($28 million after tax) for an estimated loss at Southern Company Gas associated with an Illinois Commerce Commission disallowance related to its review of the Qualifying Infrastructure Plant (QIP) capital investments by Nicor Gas for calendar year 2019 under the QIP Rider, or Investing in Illinois, program. Further charges may occur; however, the amount and timing of any such charges are uncertain.